BLUE DOLPHIN ENERGY COMPANY

PRESS RELEASE

FOR IMMEDIATE RELEASE
June 3, 2011

BLUE DOLPHIN RECEIVES NASDAQ DEFICIENCY LETTER
RELATED TO STOCKHOLDERS’ EQUITY

Houston, June 3 / PRNewswire / -- Blue Dolphin Energy Company (NASDAQ: BDCO) (“Blue Dolphin” or the “Company”), an independent oil and gas company with operations in the U.S. Gulf of Mexico and the North Sumatra Basin in offshore Indonesia, announced today that on May 27, 2011, the Company was notified by the Nasdaq’s Listing Qualifications Department that its stockholders’ equity had fallen below the minimum requirement for continued listing as set forth in Marketplace Rule 5550(b).  Blue Dolphin submitted a plan to regain compliance to a NASDAQ Hearings Panel on May 31, 2011.

Blue Dolphin Energy Company is engaged in the gathering and transportation, as well as the exploration and production, of oil and natural gas in the U.S. Gulf of Mexico and the North Sumatra Basin in offshore Indonesia. For further information visit the Company’s website at http://www.blue-dolphin.com.

Contact:
T. Scott Howard
Treasurer
713-568-4725

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to our ability to continue as a going concern; collectability of a $2.0 million loan receivable, net of credited and recovered amounts; our ability to complete a business combination with one or more target businesses; our ability to secure additional working capital to fund operations; our ability to monetize our pipeline assets; our ability to improve pipeline utilization levels; performance of third party operators for properties where we have an interest; production from oil and gas properties that we have interests in; volatility of oil and natural gas prices; uncertainties in the estimation of proved reserves, in the projection of future rates of production, the timing of development expenditures and the amount and timing of property abandonment; costly changes in environmental and other government regulations for which Blue Dolphin is subject; adverse changes in the global financial markets; and potential delisting of Blue Dolphin’s common stock by NASDAQ due to non-compliance with NASDAQ listing requirements.  Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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